UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): February 24, 2017

MEDOVEX CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36763	46-3312262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3279 Hardee Avenue Atlanta, Georgia		30341
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (844) 633-6839

Copies to:

Harvey Kesner, Esq.
Arthur S. Marcus, Esq.
 Sichenzia Ross Friedman Ference LLP
 61 Broadway, 32nd Floor
 New York, New York 10006
 (212) 930-9700
(212) 930-9725 (fax)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in its current report on Form 8-K filed on November 3, 2016, on November 1, 2016, Medovex Corp. (the “Company”) received written notification from the Staff at Nasdaq stating that a determination was made to grant the Company an extension to regain compliance with Nasdaq Listing Rule 5550(b) (the “Rule”) after the notice of deficiency of the terms as described below. In this notice, Nasdaq Staff advised the Company that it had until February 27, 2017 to evidence compliance with Nasdaq’s stockholders’ equity requirement or the Company may be subject to delisting from the Nasdaq Capital Market (the “Capital Market”).

As previously reported in the Company’s Current Report on Form 8-K dated September 2, 2016, the Company disclosed that it had received written notice from Nasdaq, dated August 30, 2016, stating the Company no longer complied with the Rule as the Company’s Form 10-Q for the interim period ended June 30, 2016 disclosed stockholders’ equity of less than $2,500,000. The Rule requires that companies listed on the Capital Market maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. Nasdaq requested that, on or before October 14, 2016, the Company provide the Nasdaq Staff with specific plans to achieve and sustain compliance with the Rule, including a time frame for completion of the plan. The Company submitted a written response to Nasdaq on October 14, 2014 and, as stated above, the Nasdaq staff granted the Company an extension to evidence compliance with the Rule on or before February 27, 2017.

The Company subsequently took the following steps to regain compliance:

As previously disclosed in a Current Report on Form 8-K dated December 12, 2016, on December 7, 2016, the Company sold all of the assets related to Streamline Inc., the Company’s wholly owned subsidiary acquired in March 2015. While the sale ultimately provided minimal impact to the Company’s stockholder’s equity, it had the effect of reducing the Company’s future “burn rate”.

As disclosed in the Company’s quarterly report for the quarter ended June 30, 2016, on August 5, 2016, the Company sold an aggregate of 1,083,333 shares of Common Stock and warrants to purchase 541,669 shares of Common Stock resulting in gross proceeds of $1,300,000.

As disclosed in a Current Report on Form 8-K dated December 6, 2016, as part of the Modification Agreement dated December 1, 2016, the Company issued an aggregate of 571,429 shares of Common Stock in conjunction with the receipt of the second installment of $1,000,000 per the original agreement dated November 9, 2015.

As disclosed in a Current Report on Form 8-K dated February 14, 2017, on February 10, 2016, the Company raised gross proceeds of $3,022,000 and converted an additional $1,150,000 of a short term debt obligation into an aggregate of 3,071,634 shares of Common Stock, 9,399 shares of Series A Preferred Stock and warrants to purchase 2,005,769 shares of Common Stock.

The terms of the extension granted by Nasdaq, per the extension notice received on November 1, 2016, were as follows: on or before February 27, 2017, the Company must furnish with the Securities and Exchange Commission and Nasdaq a report on Form 8-K evidencing compliance with the Rule by disclosing (i) the original deficiency letter from Staff dated August 30, 2016, (ii) a description of the completed transactions or events that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, (iii) an affirmative statement that, as of the date of the report the Company believed that it had regained compliance with the stockholders’ equity requirement based upon the completed transaction or event and (iv) a disclosure stating that Nasdaq would continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report the Company does not evidence compliance, that the Company may be subject to delisting.

The Company affirmatively states that as of the date of this Current Report on Form 8-K, that it has stockholders’ equity in excess of $2,500,000 based on the culmination of the aforementioned transactions. The Company also understands that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDOVEX CORPORATION

Date: February 24, 2017	By:	/s/ Jarrett Gorlin
Jarrett Gorlin
Chief Executive Officer